As filed with the Securities and Exchange Commission on October 23, 2013

Registration Statement No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VORNADO REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	22-1657560
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

888 Seventh Avenue New York, New York 10019 (212) 894-7000	6798
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Primary Standard Industrial Classification Code Number)

Joseph Macnow
888 Seventh Avenue
New York, New York 10019
(212) 894-7000

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

William G. Farrar, Esq.

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (1)(2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (2)
Common shares, $.04 par value per share	282,741 shares	$88.42	$25,000,000	$3,220

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also registers such indeterminate number of additional common shares as may be issuable with respect to the common shares registered hereunder as the result of share splits, share dividends or similar transactions affecting the common shares.

(2)          Estimated solely for purposes of calculating the registration fee under Rule 457(c) under the Securities Act and based upon the average high and low prices of the common shares as reported on The New York Stock Exchange on October 21, 2013.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 23, 2013

PROSPECTUS

282,741 Shares

Common Shares

This prospectus relates to 282,741 of our common shares of beneficial interest, $.04 par value per share (“common shares”), that we may offer and issue in acquisition transactions of primarily real estate and real estate related assets that we may make from time to time.  We may structure these acquisitions in a variety of ways, including acquiring securities, other equity interests or assets of the acquired real estate business, merging the acquired business with us or one of our subsidiaries or any other form of business combination. We expect that the amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or the persons who control the businesses, assets or securities that we may acquire. The consideration for any such acquisition may consist of our common shares or a combination of common shares, preferred shares, cash, notes or assumption of liabilities. The total number of common shares issued to consummate any of these acquisitions will be determined through arm’s-length negotiations, and we expect that the common shares that we issue in connection with any such transaction will normally be valued at a price reasonably related to the market price of common shares prevailing at or about the time we agree to the particular acquisition, the time the acquisition is consummated or the time we issue the common shares, or during some other negotiated period.

We do not expect to receive any cash proceeds from the sale of common shares offered under this prospectus.

We expect to pay all expenses of any offerings under this prospectus.  We do not expect to pay any underwriting discounts or commissions in connection with issuing these common shares.

Vornado Realty Trust’s common shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “VNO.”  On October 22, 2013, the last reported sale price of our common shares was $89.70 per share.

The mailing address of our principal executive offices is 888 Seventh Avenue, New York, New York 10019.  Our telephone number is (212) 894-7000.

Investing in the common shares involves risks. See the section entitled “Risk Factors” beginning on page 2 of this prospectus and, if applicable, any risk factors described in any accompanying prospectus supplement and in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus before determining whether to accept our common shares as to all or part of the purchase price for our acquisition of your business, securities or other assets.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

Prospectus dated                        , 2013.

We have provided you only with the information contained in this prospectus and the accompanying prospectus supplement, if any, including the information incorporated by reference in this prospectus.  We have not authorized anyone to give you different or additional information.  We do not take responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you.  We are not making an offer to sell these common shares in any jurisdiction where the offer or sale is not permitted.  You should not assume that the information in this prospectus, any prospectus supplement, or the information incorporated by reference in this prospectus is accurate as of any date after their respective dates.  Our business, financial condition, results of operations and prospects may have changed since those dates.

The prospectus incorporates important business and financial information about the company that is not included in or delivered with the prospectus.  You may obtain documents incorporated by reference into this prospectus at no cost by writing or telephoning us at the following address:

Vornado Realty Trust

888 Seventh Avenue

New York, New York 10019

Attention: Investor Relations

Telephone: (212) 894-7000

To obtain timely delivery, you must request information no later than five business days before the date you must make your investment decision.  For a more detailed discussion about the information about us that is incorporated by reference into this prospectus, see “Available Information.”

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-4 that we filed with the Securities and Exchange Commission (“SEC”), using a “shelf” registration process.  Under this shelf registration process, we may from time to time offer and sell up to 282,741 of our common shares of beneficial interest, $.04 par value per share (“common shares”), in connection with the acquisition of real estate and real estate related businesses and assets or securities of companies that own or are comprised of primarily real estate and real estate related assets, whether by purchase, merger or any other form of business combination.

This prospectus provides you with a general description of the securities that we may offer and sell.  If necessary or appropriate, when we offer any common shares under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering and the transaction.  The information in any prospectus supplement may add, update or change the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely solely on the information in that prospectus supplement.  Before investing in any of the common shares offered under the registration statement of which this prospectus is a part, you should read carefully this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described below under the heading “Available Information.”

This prospectus contains, and any prospectus supplement may contain, summaries of certain provisions contained in some of the documents described herein and therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents.  Copies of some of the documents referred to herein or therein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Available Information.”

This prospectus incorporates important business and financial information about us that is not included in or delivered with the prospectus.  The SEC allows us to incorporate by reference information that we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. You should rely only on the information incorporated by reference or set forth in this prospectus or any prospectus supplement.  For a more detailed discussion about the information about us that is incorporated by reference into this prospectus, see “Available Information.”

The common shares to be issued in connection with an acquisition made pursuant to this prospectus will be registered under the Securities Act of 1933, as amended (“Securities Act”), and will be freely transferable under the Securities Act, except for common shares issued to any person who is deemed to be an “affiliate” of ours following the consummation of the applicable acquisition.

RISK FACTORS

 Investing in our common shares involves risk.  Before acquiring any offered common shares pursuant to this prospectus, you should carefully consider the risk factors described in “Part I, Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and our other filings with the SEC that are incorporated by reference into this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of our common shares, as well as the information relating to us identified herein in “Cautionary Statement Concerning Forward-Looking Statements,” before making an investment decision.  Although we discuss key risks in our discussion of risk factors, new risks that may prove to be significant may emerge in the future.  Our subsequent filings with the SEC may contain amended and updated discussions of significant risks.

We cannot predict future risks or estimate the extent to which they may affect our financial performance.

AVAILABLE INFORMATION

Vornado Realty Trust is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed a registration statement on Form S-4 with the SEC relating to the common shares covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement, including the exhibits filed with the registration statement, at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the common shares by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

Vornado Realty Trust incorporates by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)         Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 26, 2013;

(2)         Quarterly Report on Form 10-Q for the quarter ended March 30, 2013, filed on May 6, 2013, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on August 5, 2013;

(3)         Current Reports on Form 8-K dated January 25, 2013, February 27, 2013, March 15, 2013, March 28, 2013, April 12, 2013, April 24, 2013, May 7, 2013, May 23, 2013 and October 4, 2013, filed on January 28, 2013, February 28, 2013, March 21, 2013,  April 3, 2013, April 12, 2013, April 24, 2013, May 7, 2013, May 29, 2013 and October 4, 2013, respectively;

(4)         The description of Vornado Realty Trust’s common shares contained in Vornado Realty Trust’s registration statement on Form 8-B (File No. 001-11954), filed with the SEC on May 10, 1993;

(5)         All documents filed by Vornado Realty Trust under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and before the termination of the offering of the common shares covered by this prospectus or after the date of the initial registration statement and before effectiveness of the registration statement.

We have elected not to recast the presentation of our historical financial statements, included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, to include the effects of the retrospective application of the following reclassifications: (i) the income and expenses of 13 retail properties to “income from discontinued operations” on our consolidated statements of income and the related assets and liabilities to “assets related to discontinued operations” and “liabilities related to discontinued operations” on our consolidated balance sheets, (ii) the income and expenses in our segment footnote related to the Merchandise Mart segment which have been reclassified to “Other,” and (iii) adjustments to the assets and liabilities of Independence Plaza, which was acquired on December 21, 2012, for the finalization of the purchase price allocation.  Our decision was based on the determination that the effects of the retrospective application of the above reclassifications are immaterial to our historical consolidated financial statements taken as a whole.  We will reflect these changes in presentation and disclosure for all periods presented in future filings with the SEC.  The impact of the retrospective application of the above reclassifications on our consolidated financial statements is described below.

Discontinued Operations

During the six months ended June 30, 2013, we reclassified, in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, 13 retail properties that were either sold or are expected to be sold, as discontinued operations.  These properties did not meet the criteria for discontinued operations at December 31, 2012.  We determined that the reclassification of these properties to discontinued operations was immaterial.  Our determination was based on evaluating, among other factors, the quantitative impact of the reclassification on our previously issued consolidated financial statements.

The tables below summarize total revenues and income from continuing operations as originally reported in our Form 10-K for the year ended December 31, 2012, and the adjustments to reflect the revised presentation of our operating results if the 13 retail properties were classified as discontinued operations at December 31, 2012.

	For the Year Ended December 31,
(Amounts in thousands)	2012	2011	2010
Total revenues, as reported	$2,766,457	$2,732,836	$2,558,207
Less revenues from discontinued operations	24,053	23,407	9,164
Total revenues, as adjusted	$2,742,404	$2,709,429	$2,549,043

	For the Year Ended December 31,
	2012	2011	2010
Income from continuing operations, as reported	$408,599	$578,885	$701,199
Less income (loss) from discontinued operations	5,086	4,141	(6,364)
Income from continuing operations, as adjusted	$403,513	$574,744	$707,563

Elimination of the Merchandise Mart as a Reportable Segment

Prior to 2012, our Merchandise Mart segment consisted of six properties aggregating 6.9 million square feet and certain trade show operations in North America and Canada.  During 2012, we sold four of the six properties as well as the Canadian Trade Shows.  At December 31, 2012, the remaining two properties were comprised of the 3.5 million square foot Merchandise Mart in Chicago, and 7 West 34th Street in New York (which we determined will be converted into an office building and transferred to our New York segment in 2014).  As a result of the asset sales during 2012 and certain organizational changes, we determined that the Merchandise Mart no longer met the criteria to be a separate reportable segment in our footnote on reportable segments; accordingly, effective January 1, 2013, the remaining two properties of this segment were reclassified to “Other.”  We further determined that the reclassification of the Merchandise Mart segment to “Other” was immaterial as it had no impact to our previously issued consolidated financial statements, and that the prior period segment financial results would be reclassified prospectively whenever comparative segment financial information was presented.  Accordingly, we reclassified, in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30,

2013, prior period segment financial results to conform to the current year presentation, and will reclassify our historical segment financial results retrospectively when we file our Annual Report on Form 10-K for the year ended December 31, 2013.

Independence Plaza

On December 21, 2012, we acquired a 58.75% economic interest in Independence Plaza, a residential complex in the Tribeca submarket of Manhattan (the “Property”).  We determined, at that time, that we were the primary beneficiary of the variable interest entity that owned the Property, and consolidated the operations of the Property from the date of acquisition.  Upon consolidation, we preliminarily allocated the purchase price to land and building.  Based on a third party appraisal and additional information about facts and circumstances that existed at the acquisition date, which was obtained subsequent to the acquisition date, we finalized the purchase price allocation in the first quarter of 2013, and retrospectively adjusted our December 31, 2012 consolidated balance sheet included in our Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, as follows:

(Amounts in thousands)
Land	$602,662
Building and improvements	252,844
Acquired above-market leases (included in identified intangible assets)	13,115
Acquired in-place leases (included in identified intangible assets)	67,879
Other assets	7,374
Acquired below-market leases (included in deferred revenue)	(99,074)
Purchase price	$844,800

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.  You can request those documents from our secretary, 888 Seventh Avenue, New York, New York 10019, telephone (212) 894-7000.  Alternatively, copies of these documents may be available on our website (www.vno.com).  Any other documents available on our website are not incorporated by reference into this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained herein or incorporated herein by reference constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are not guarantees of performance.  They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this prospectus or the documents incorporated by reference.  Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict.  For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Part I, Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K , which is incorporated by reference in this prospectus, and, to the extent applicable, our Quarterly Reports on Form 10-Q.  Unless the context otherwise requires or as otherwise specified, references in this prospectus to “Vornado,” “we,” “us” or “our” refer to Vornado Realty Trust and its subsidiaries, including Vornado Realty L.P., except where we make clear that we mean only the parent company, Vornado Realty Trust.

Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following:

•                  national, regional and local economic conditions;

•                  competition from other available space;

•                  local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

•                  how well we manage our properties;

•                  the development and/or redevelopment of our properties;

•                  changes in market rental rates;

•                  the timing and costs associated with property improvements and rentals;

•                  whether we are able to pass all or portions of any increases in operating costs through to tenants;

•                  changes in real estate taxes and other expenses;

•                  whether tenants and users such as customers and shoppers consider a property attractive;

•                  the financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

•                  availability of financing on acceptable terms or at all;

•                  fluctuations in interest rates;

•                  our ability to obtain adequate insurance;

•                  changes in zoning laws and taxation;

•                  government regulation;

•                  consequences of any armed conflict involving, or terrorist attack against, the United States;

•                  potential liability under environmental or other laws or regulations;

•                  natural disasters;

•                  general competitive factors;

•                  with respect to our development and redevelopment projects, the estimated completion date, estimated project cost and cost to complete such projects;

•                  estimates of future capital expenditures, dividends to common and preferred shareholders and operating partnership distributions;

•                  climate changes; and

•                  other risks referenced from time to time in our past and future filings with the SEC (copies of which may be obtained as described under “Available Information” herein) and those factors included in “Risk Factors” herein.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus or, if applicable, the date of the applicable document incorporated by reference into this prospectus.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

VORNADO REALTY TRUST

Vornado Realty Trust is a fully integrated real estate investment trust organized under the laws of Maryland.  Vornado conducts its business through, and substantially all of its interests in properties are held by, Vornado Realty L.P., a Delaware limited partnership.  Vornado Realty Trust is the sole general partner of, and owned approximately 94.0% of the common limited partnership interest in, Vornado Realty L.P. as of June 30, 2013.

As of June 30, 2013, Vornado Realty Trust, through Vornado Realty L.P., owned directly or indirectly, all or portions of:

New York:

•                  19.8 million square feet of Manhattan office space in 31 properties and four residential properties containing 1,655 units;

•                  2.2 million square feet of Manhattan street retail space in 50 properties;

•                  The 1,700 room Hotel Pennsylvania located on Seventh Avenue at 33rd Street in the heart of the Penn Plaza district;

•                  A 32.4% interest in Alexander’s, Inc. (NYSE: ALX), which owns six properties in the greater New York metropolitan area, including 731 Lexington Avenue, the 1.3 million square foot Bloomberg, L.P. headquarters building;

Washington, DC:

•                  73 properties aggregating 18.9 million square feet, including 59 office properties aggregating 16.0 million square feet and seven residential properties containing 2,414 units;

Retail Properties:

•                  100 strip shopping centers and single tenant retail assets aggregating 14.6 million square feet, primarily in the northeast states and California;

•                  Six regional malls aggregating 5.2 million square feet, located in the northeast / mid-Atlantic states and Puerto Rico;

Other Real Estate and Related Investments:

•                  The 3.5 million square foot Merchandise Mart in Chicago, whose largest tenant is Motorola Mobility, owned by Google Inc., which leases 605,000 square feet;

•                  A 70% controlling interest in 555 California Street, a three-building office complex in San Francisco’s financial district aggregating 1.8 million square feet, known as the Bank of America Center;

•                  A 25.0% interest in Vornado Capital Partners, our $800 million real estate fund.  We are the general partner and investment manager of the fund;

•                  A 32.6% interest in Toys “R” Us, Inc.; and

•                  Other real estate and related investments and mortgage and mezzanine loans on real estate.

Our principal executive offices are located at 888 Seventh Avenue, New York, New York 10019, and our telephone number is (212) 894-7000 and our website address is http://www.vno.com.

USE OF PROCEEDS

This prospectus relates to common shares that may be offered and issued by us from time to time in connection with the acquisition of assets, businesses or securities of other companies.  Unless otherwise indicated in any applicable prospectus supplement, we do not expect to receive any cash proceeds from the offering of any common shares pursuant to this prospectus.

DESCRIPTION OF COMMON SHARES

The following description of the material terms of the common shares is only a summary and is subject to, and is qualified in its entirety by reference to, the more complete descriptions of the common shares contained the following documents: (a) Vornado Realty Trust’s amended and restated declaration of trust, including the applicable articles supplementary (“declaration of trust”); and (b) Vornado Realty Trust’s amended and restated bylaws (“bylaws”), copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.  See “Available Information” for information about how to obtain copies of the declaration of trust and bylaws.  Please note that in this section entitled “Description of the Common Shares,” references to “Vornado,” “we,” “our” and “us” refer only to Vornado Realty Trust and not to its subsidiaries or Vornado Realty L.P. unless the context requires otherwise.

The declaration of trust authorizes the issuance of up to 720,000,000 shares, consisting of 250,000,000 common shares of beneficial interest, $.04 par value per share, 110,000,000 preferred shares of beneficial interest, no par value per share, and 360,000,000 excess shares of beneficial interest, $.04 par value per share.  As of September 30, 2013, 187,048,110 common shares were issued and outstanding.  The common shares of Vornado Realty Trust are listed on the NYSE under the symbol “VNO.”  As of September 30, 2013, 52,682,807 preferred shares were issued and outstanding and no excess shares were issued and outstanding.

Dividend and Voting Rights of Holders of Common Shares

The holders of common shares are entitled to receive dividends when, if and as authorized by the board of trustees and declared by Vornado out of assets legally available to pay dividends, if receipt of the dividends is in compliance with the provisions in the declaration of trust restricting the ownership and transfer of shares of beneficial interest.  However, the terms of Vornado’s issued and outstanding preferred shares provide that, with certain exceptions, Vornado may only pay dividends or other distributions on common shares or purchase common shares if full cumulative dividends have been paid on outstanding preferred shares.

The holders of common shares are entitled to one vote for each share on all matters on which shareholders are entitled to vote, including elections of trustees.  There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election.  The holders of common shares do not have any conversion, redemption or preemptive rights to subscribe to any securities of Vornado.  If Vornado is dissolved, liquidated or wound up, holders of common shares are entitled to share proportionally in any assets remaining after the prior rights of creditors, including holders of Vornado’s indebtedness, and the aggregate liquidation preference of any preferred shares then outstanding are satisfied in full.

The common shares have equal dividend, distribution, liquidation and other rights and have no preference, appraisal or exchange rights.  All outstanding common shares are, and any common shares offered by this prospectus and any applicable prospectus supplement, upon issuance, will be, duly authorized, validly issued, fully paid and non-assessable.

The transfer agent for the common shares is American Stock Transfer & Trust Company, New York, New York.

Restrictions on Ownership and Transfer of Common Shares

The Common Shares Beneficial Ownership Limit.  For Vornado to maintain its qualification as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% of the value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.  The Code defines “individuals” to include some entities for purposes of the preceding sentence.  All references to a shareholder’s ownership of common shares in this section “ — The Common Shares Beneficial Ownership Limit” assume application of the applicable attribution rules of the Code under which, for example, a shareholder is deemed to own shares owned by his or her spouse.

The declaration of trust contains a number of provisions that restrict the ownership and transfer of shares and are designed to safeguard Vornado against an inadvertent loss of its REIT status.  These provisions also seek to deter non-negotiated acquisitions of, and proxy fights for, us by third parties.  The declaration of trust contains a limitation that restricts, with some exceptions, shareholders from owning more than a specified percentage of the outstanding common shares.  We call this percentage the “common shares beneficial ownership limit.”  The common shares beneficial ownership limit was initially set at 2.0% of the outstanding common shares.  Our board of trustees subsequently adopted a resolution raising the common shares beneficial ownership limit from 2.0% to 6.7% of the outstanding common shares and has the authority to grant exemptions from the common shares beneficial ownership limit.  The shareholders who owned more than 6.7% of the common shares immediately after the merger of Vornado, Inc. into Vornado in May 1993 may continue to do so and may acquire additional common shares through stock option and similar plans or from other shareholders who owned more than 6.7% of the common shares immediately after that merger.  However, common shares cannot be transferred if, as a result, more than 49.9% in value of the outstanding shares of Vornado would be owned by five or fewer individuals.  While the shareholders who owned more than 6.7% of the common shares immediately after the merger of Vornado, Inc. into Vornado in May 1993 are not generally permitted to acquire additional common shares from any other source, these shareholders may acquire additional common shares from any source if Vornado issues additional common shares, up to the percentage held by them immediately before Vornado issues the additional shares.

Shareholders should be aware that events other than a purchase or other transfer of common shares can result in ownership, under the applicable attribution rules of the Code, of common shares in excess of the common shares beneficial ownership limit.  For instance, if two shareholders, each of whom owns 3.5% of the outstanding common shares, were to marry, then after their marriage both shareholders would be deemed to own 7.0% of the outstanding common shares, which is in excess of the common shares beneficial ownership limit.  Similarly, if a shareholder who owns 4.9% of the outstanding common shares were to purchase a 50% interest in a corporation which owns 4.8% of the outstanding common shares, then the shareholder would be deemed to own 7.3% of the outstanding common shares.  You should consult your own tax advisors concerning the application of the attribution rules of the Code in your particular circumstances.

The Constructive Ownership Limit.  Under the Code, rental income received by a REIT from persons in which the REIT is treated, under the applicable attribution rules of the Code, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy.  For these purposes, a REIT is treated as owning any stock owned, under the applicable attribution rules of the Code, by a person that owns 10% or more of the value of the outstanding shares of the REIT.  The attribution rules of the Code applicable for these purposes are different from those applicable with respect to the common shares beneficial ownership limit.  All references to a shareholder’s ownership of common shares in this section “— The Constructive Ownership Limit” assume application of the applicable attribution rules of the Code.

In order to ensure that rental income of Vornado will not be treated as nonqualifying income under the rule described in the preceding paragraph, and thus to ensure that Vornado will not inadvertently lose its REIT status as a result of the ownership of shares by a tenant, or a person that holds an interest in a tenant, the declaration of trust contains an ownership limit that restricts, with some exceptions, shareholders from constructively owning more than 9.9% of the outstanding shares of any class.  We refer to this 9.9%

ownership limit as the “constructive ownership limit.”  The shareholders who owned shares in excess of the constructive ownership limit immediately after the merger of Vornado, Inc. into Vornado in May 1993 generally are not subject to the constructive ownership limit.  The declaration of trust also contains restrictions that are designed to ensure that the shareholders who owned shares in excess of the constructive ownership limit immediately after the merger of Vornado, Inc. into Vornado in May 1993 will not, in the aggregate, own a large enough interest in a tenant or subtenant of the REIT to cause rental income received, directly or indirectly, by the REIT from that tenant or subtenant to be treated as nonqualifying income for purposes of the income requirements that REITs must satisfy.  The restrictions described in the preceding sentence have an exception for tenants and subtenants from whom the REIT receives, directly or indirectly, rental income that is not in excess of a specified threshold.

Shareholders should be aware that events other than a purchase or other transfer of shares can result in ownership, under the applicable attribution rules of the Code, of shares in excess of the constructive ownership limit.  As the attribution rules that apply with respect to the constructive ownership limit differ from those that apply with respect to the common shares beneficial ownership limit, the events other than a purchase or other transfer of shares which can result in share ownership in excess of the constructive ownership limit can differ from those which can result in share ownership in excess of the common shares beneficial ownership limit.  You should consult your own tax advisors concerning the application of the attribution rules of the Code in your particular circumstances.

Issuance of Excess Shares If the Ownership Limits Are Violated.  The declaration of trust provides that a transfer of common shares that would otherwise result in ownership, under the applicable attribution rules of the Code, of common shares in excess of the common shares beneficial ownership limit or the constructive ownership limit, or which would cause the shares of beneficial interest of Vornado to be beneficially owned by fewer than 100 persons or would result in Vornado being “closely held” within the meaning of Section 856(h) of the Code, will be void and the purported transferee will acquire no rights or economic interest in the common shares.  In addition, the declaration of trust provides that common shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the common shares beneficial ownership limit or the constructive ownership limit will be automatically exchanged for excess shares.  These excess shares will be transferred, by operation of law, to Vornado as trustee of a trust for the exclusive benefit of a beneficiary designated by the purported transferee or purported holder.  While so held in trust, excess shares are not entitled to vote and are not entitled to participate in any dividends or distributions made by Vornado.  Any dividends or distributions received by the purported transferee or other purported holder of the excess shares before Vornado discovers the automatic exchange for excess shares must be repaid to Vornado upon demand.

If the purported transferee or purported holder elects to designate a beneficiary of an interest in the trust with respect to the excess shares, he or she may designate only a person whose ownership of the shares will not violate the common shares beneficial ownership limit or the constructive ownership limit.  When the designation is made, the excess shares will be automatically exchanged for common shares.  The declaration of trust contains provisions designed to ensure that the purported transferee or other purported holder of the excess shares may not receive, in return for transferring an interest in the trust with respect to the excess shares, an amount that reflects any appreciation in the common shares for which the excess shares were exchanged during the period that the excess shares were outstanding but will bear the burden of any decline in value during that period.  Any amount received by a purported transferee or other purported holder for designating a beneficiary in excess of the amount permitted to be received must be turned over to Vornado.  The declaration of trust provides that Vornado, or its designee, may purchase any excess shares that have been automatically exchanged for common shares as a result of a purported transfer or other event.  The price at which Vornado, or its designee, may purchase the excess shares will be equal to the lesser of:

•      in the case of excess shares resulting from a purported transfer for value, the price per share in the purported transfer that resulted in the automatic exchange for excess shares, or in the case of excess shares resulting from some other event, the market price of the common shares exchanged on the date of the automatic exchange for excess shares; and

•      the market price of the common shares exchanged for the excess shares on the date that Vornado accepts the deemed offer to sell the excess shares.

Vornado’s right to buy the excess shares will exist for 90 days, beginning on the date that the automatic exchange for excess shares occurred or, if Vornado did not receive a notice concerning the purported transfer that resulted in the automatic exchange for excess shares, the date that the board of trustees determines in good faith that an exchange for excess shares has occurred.

Other Provisions Concerning the Restrictions on Ownership and Transfer.  Our board of trustees may exempt persons from the common shares beneficial ownership limit or the constructive ownership limit, including the limitations applicable to holders who owned in excess of 6.7% of the common shares immediately after the merger of Vornado, Inc. into Vornado in May 1993, if evidence satisfactory to the board of trustees is presented showing that the exemption will not jeopardize Vornado’s status as a REIT under the Code.  No exemption to a person that is an individual for purposes of Section 542(a)(2) of the Code, however, may permit the individual to have beneficial ownership in excess of 9.9% of the outstanding shares of the class.  Before granting an exemption of this kind, the board of trustees is required to obtain a ruling from the IRS or an opinion of counsel satisfactory to it and representations and undertakings, including representations from the applicant that demonstrate, to the reasonable satisfaction of the board of trustees that such ownership would not jeopardize the REIT status of Vornado.

The foregoing restrictions on transferability and ownership will not apply if the board of trustees determines that it is no longer in the best interests of Vornado to attempt to qualify, or to continue to qualify, as a REIT.

All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2.0% of the outstanding common shares must give a written notice to Vornado containing the information specified in the declaration of trust by January 31 of each year.  In addition, each shareholder will be required to disclose to Vornado upon demand any information that Vornado may request, in good faith, to determine Vornado’s status as a REIT or to comply with Treasury regulations promulgated under the REIT provisions of the Code.

The ownership and transfer restrictions described above may have the effect of precluding acquisition of control of Vornado unless the Vornado board determines that maintenance of REIT status is no longer in the best interests of Vornado.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS

The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary.  For a complete description, we refer you to Maryland law, our declaration of trust and our bylaws.

Classification of the Board of Trustees

Our declaration of trust provides that the number of our trustees may be established by the board of trustees, provided however that the tenure of office of a trustee will not be affected by any decrease in the number of trustees. Our bylaws provide that any vacancy on the board may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is duly elected and qualifies.

Our declaration of trust divides our board of trustees into three classes.  Shareholders elect our trustees of each class for three-year terms upon the expiration of their current terms.  Shareholders elect only one class of trustees each year.  We believe that classification of our board of trustees helps to assure the continuity of our business strategies and policies.  There is no cumulative voting in the election of trustees.  Consequently, at each annual meeting of shareholders, the holders of a majority of our common shares are able to elect all of the successors of the class of trustees whose term expires at that meeting.  Under our bylaws, a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a trustee.

The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult.  At least two annual meetings of shareholders will generally be required to effect a change in a majority of the board of trustees.  Thus, the classified board provision could increase the likelihood that incumbent trustees will retain their positions.  The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control of Vornado, even though the tender offer or change in control might be in the best interest of the shareholders.

Removal of Trustees

Our declaration of trust provides that a trustee may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees.  This provision, when coupled with the provision in our bylaws authorizing the board of trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees except for cause and by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

Business Combinations

Under Maryland law, “business combinations” between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined generally as:

•      any person who beneficially owns ten percent or more of the voting power of the trust’s outstanding voting shares; or

•      an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting shares of the trust.

A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder.  However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland real estate investment trust and an interested shareholder generally must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:

•      80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

•      two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees before the time that the interested shareholder becomes an interested shareholder.

Pursuant to the statute, our board of trustees has adopted a resolution exempting any business combination between any trustee or officer of Vornado, or their affiliates, and Vornado.  Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them. As a result, the trustees and officers of Vornado and their affiliates may be able to enter into business combinations with us without compliance with the super-majority vote requirements and the other provisions of the statute.  With respect to business combinations with other persons, the business combination provisions of the Maryland General Corporation Law may have the effect of delaying, deferring or preventing a change in control of Vornado or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders.  The business combination statute may discourage others from trying to acquire control of Vornado and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that holders of “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are trustees of the trust are excluded from shares entitled to vote on the matter.  Control shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

•      one-tenth or more but less than one-third,

•      one-third or more but less than a majority, or

•      a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval.  A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting and making an “acquiring person statement” as described in the statute. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved.  The right of the trust to redeem control shares is subject to certain conditions and limitations.  Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved.  If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights.  The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares.  There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Approval of Extraordinary Trust Action; Amendment of Declaration of Trust and Bylaws

Under Maryland law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity, unless advised by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter.  However, a Maryland real estate investment trust may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.  Our declaration of trust provides that we may merge or consolidate with another entity or entities or sell or transfer all or substantially all of the trust property, if approved by the board of trustees and by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.  Similarly, our declaration of trust provides for approval of amendments by the affirmative vote of a majority of the votes entitled to be cast on the matter.  Some limited exceptions (including amendments to the provisions of our declaration of trust related to the removal of trustees, ownership and transfer restrictions and amendments) require the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter.

Under Maryland law, the declaration of trust of a Maryland real estate investment trust may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law, without the affirmative vote or written consent of the shareholders.  Our declaration of trust permits such action by the board of trustees.  In addition, our declaration of trust, as permitted by Maryland law, contains a provision that permits our Board, without a shareholder vote, to amend the declaration of trust to increase or decrease the aggregate number of authorized shares or the authorized shares of any class or series of beneficial interest that we are authorized to issue.

Our bylaws provide that the board of trustees will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the board of trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of trustees or (iii) by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting.  Nominations of persons for election to the board of trustees at a special meeting may be made only (i) by the board of trustees, or (ii) pursuant to our notice of the meeting, provided that the board of trustees has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Declaration of Trust and Bylaws

The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our declaration of trust on classification of the board of trustees and removal of trustees and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of Vornado that might involve a premium price for holders of common shares or otherwise be in their best interest.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the taxation of Vornado Realty Trust and the material Federal income tax consequences to holders of the common shares for your general information only. It is not tax advice. The tax treatment of these holders will vary depending upon the holder’s particular situation, and this discussion addresses only holders that hold these shares as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the Federal income tax laws apply, including:

•                  dealers in securities or currencies;

•                  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•                  banks;

•                  life insurance companies;

•                  tax-exempt organizations;

•                  certain insurance companies;

•                  persons liable for the alternative minimum tax;

•                  persons that hold shares that are a hedge, that are hedged against interest rate or currency risks or that are part of a straddle or conversion transaction;

•                  persons that purchase or sell shares as part of a wash sale for tax purposes; and

•                  U.S. shareholders whose functional currency is not the U.S. dollar.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions.  This summary describes the provisions of these sources of law only as they are currently in effect.  All of these sources of law may change at any time, and any change in the law may apply retroactively.

If a partnership holds common shares, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership.  A partner in a partnership holding common shares should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the common shares.

We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling common shares, including the Federal, state, local and foreign tax consequences of acquiring, owning and selling these securities in your particular circumstances and potential changes in applicable laws.

Taxation of Vornado Realty Trust as a REIT

In the opinion of Sullivan & Cromwell LLP, commencing with its taxable year ended December 31, 1993, Vornado Realty Trust has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for taxable years ending prior to the date hereof, and Vornado Realty Trust’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for subsequent taxable years.  Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court.

In providing its opinion, Sullivan & Cromwell LLP is relying, without independent investigation,

•                  as to certain factual matters upon the statements and representations contained in a certificate provided to Sullivan & Cromwell LLP with respect to Vornado;

•                  as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell LLP with respect to certain other REITs in which Vornado has held or holds an interest (the “REIT Subsidiaries”);

•                  upon the opinion of Shearman & Sterling LLP concerning the qualification of Alexander’s as a REIT for each taxable year commencing with its taxable year ended December 31, 1995; and

•                  upon the opinion of Paul Hastings LLP concerning the qualification of Lexington Realty Trust as a REIT for each taxable year commencing with its taxable year ended December 31, 1993.

In providing its opinion regarding the qualification of Alexander’s as a REIT for Federal income tax purposes, Shearman & Sterling LLP is relying, as to certain factual matters, upon representations received from Alexander’s.

In providing its opinion regarding the qualification of Lexington Realty Trust as a REIT for Federal income tax purposes Paul Hastings LLP is relying, as to certain factual matters, upon representations received from Lexington Realty Trust.

Vornado’s qualification as a REIT will depend upon the continuing satisfaction by Vornado and, given Vornado’s current and previous ownership interests in its REIT Subsidiaries, Lexington Realty Trust, and Alexander’s, by the REIT Subsidiaries, Lexington Realty Trust, and Alexander’s, of the requirements of the Code relating to qualification for REIT status.  Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping.  Accordingly, while Vornado intends to continue to qualify to be taxed as a REIT, the actual results of Vornado or any of the REIT Subsidiaries, Lexington Realty Trust, or Alexander’s, for any particular year might not satisfy these requirements.  Neither Sullivan & Cromwell LLP nor any other such law firm will monitor the compliance of Vornado, any REIT Subsidiary, Lexington Realty Trust, or Alexander’s, with the requirements for REIT qualification on an ongoing basis.

The sections of the Code applicable to REITs are highly technical and complex.  The following discussion summarizes material aspects of these sections of the Code.

As a REIT, Vornado generally will not have to pay Federal corporate income taxes on its net income that it currently distributes to shareholders.  This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a regular corporation.  Vornado’s dividends, however, generally will not be eligible for (i) the reduced rates of tax applicable to dividends received by noncorporate shareholders and (ii) the corporate dividends received deduction.

However, Vornado will have to pay Federal income tax as follows:

•                  First, Vornado will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

•                  Second, under certain circumstances, Vornado may have to pay the alternative minimum tax on its items of tax preference.

•                  Third, if Vornado has (a) net income from the sale or other disposition of “foreclosure property”, as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, it will have to pay tax at the highest corporate rate on that income.

•                  Fourth, if Vornado has net income from “prohibited transactions”, as defined in the Code, Vornado will have to pay a 100% tax on that income.  Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•                  Fifth, if Vornado should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “— Requirements for Qualification — Income Tests”, but has nonetheless maintained its qualification as a REIT because Vornado has satisfied some other requirements, it will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of Vornado’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of Vornado’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect Vornado’s profitability.

•                  Sixth, if Vornado should fail to distribute during each calendar year at least the sum of (1) 85% of its real estate investment trust ordinary income for that year, (2) 95% of its real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, Vornado would have to pay a 4% excise tax on the excess of that required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate-level.

•                  Seventh, if Vornado acquires any asset from a C corporation in certain transactions in which Vornado must adopt the basis of the asset or any other property in the hands of the C corporation as the basis of the asset in the hands of Vornado, and Vornado recognizes gain on the disposition of that asset during the 10-year period beginning on the date on which Vornado acquired that asset, then Vornado will have to pay tax on the built-in gain at the highest regular corporate rate.  A C corporation means generally a corporation that has to pay full corporate-level tax.

•                  Eighth, if Vornado derives “excess inclusion income” from a residual interest in a real estate mortgage investment conduit, or “REMIC”, or certain interests in a taxable mortgage pool, or “TMP”, Vornado could be subject to corporate level Federal income tax at a 35% rate to the extent that such income is allocable to certain types of tax-exempt shareholders that are not subject to unrelated business income tax, such as government entities.

•                  Ninth, if Vornado receives non-arm’s-length income from a taxable REIT subsidiary (as defined under “— Requirements for Qualification — Asset Tests”), or as a result of services provided by a taxable REIT subsidiary to tenants of Vornado, Vornado will be subject to a 100% tax on the amount of Vornado’s non-arm’s-length income.

•                  Tenth, if Vornado fails to satisfy a REIT asset test, as described below, due to reasonable cause and Vornado nonetheless maintains its REIT qualification because of specified cure provisions, Vornado will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused Vornado to fail such test.

•                  Eleventh, if Vornado fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) and the violation is due to reasonable cause, Vornado may retain its REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association

•                  which is managed by one or more trustees or directors;

•                  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•                  that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•                  that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•                  the beneficial ownership of which is held by 100 or more persons;

•                  during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities (the “not closely held requirement”); and

•                  that meets certain other tests, including tests described below regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

Vornado has satisfied the conditions described in the first through fifth bullet points of the preceding paragraph and believes that it has also satisfied the condition described in the sixth bullet point of the preceding paragraph.  In addition, Vornado’s declaration of trust provides for restrictions regarding the ownership and transfer of Vornado’s shares of beneficial interest.  These restrictions are intended to assist Vornado in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the common shares are described in this prospectus under the heading “Description of Common Shares—Restrictions on Ownership and Transfer of Common Shares.”

Qualified REIT Subsidiaries. Vornado owns a number of wholly-owned corporate subsidiaries.  Section 856(i) of the Code provides that unless a REIT makes an election to treat the corporation as a taxable REIT subsidiary, a corporation which is a “qualified REIT subsidiary”, as defined in the Code, will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as assets, liabilities and items of these kinds of the REIT.  Thus, in applying the requirements described in this section, Vornado’s qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as assets, liabilities and items of these kinds of Vornado.

Investments in Partnerships. If a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share.  In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests.  Thus, Vornado’s proportionate share of the assets, liabilities and items of income of any partnership in which Vornado is a partner, including the Operating Partnership, will be treated as assets, liabilities and items of income of Vornado for purposes of applying the requirements described in this section.  Thus, actions taken by partnerships in which Vornado owns an interest, either directly or through one or more tiers of partnerships or qualified REIT subsidiaries, can affect Vornado’s ability to satisfy the REIT income and assets tests and the determination of whether Vornado has net income from prohibited transactions.  See the second bullet on page 20 for a brief description of prohibited transactions.

Taxable REIT Subsidiaries.  A taxable REIT subsidiary is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a taxable REIT subsidiary.  The election can be revoked at any time as long as the REIT and the taxable REIT subsidiary revoke such election jointly.  In addition, if a taxable REIT subsidiary holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a taxable REIT subsidiary.  A corporation can be a taxable REIT subsidiary with respect to more than one REIT.

A taxable REIT subsidiary is subject to Federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation.  Any dividends paid or deemed paid by any one of Vornado’s taxable REIT subsidiaries will also be taxable, either (1) to Vornado to the extent the dividend is retained by Vornado, or (2) to Vornado’s shareholders to the extent the dividends received from the taxable REIT subsidiary are paid to Vornado’s shareholders.  Vornado may hold more than 10% of the stock of a taxable REIT subsidiary without jeopardizing its qualification as a REIT notwithstanding the rule described below under “—Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities.  However, as noted below, in order for Vornado to qualify as a REIT, the securities of all of the taxable REIT subsidiaries in which it has invested either directly or indirectly may not represent more than 25% of the total value of its assets (20% with respect to Vornado’s taxable years beginning prior to January 1, 2009).  Vornado believes that the aggregate value of all of its interests in taxable REIT subsidiaries has represented less than 20% (and expects that for its taxable years beginning on or after January 1, 2009, has represented and will continue to represent less than 25%) of the total value of its assets; however, Vornado cannot assure that this will always be true.  Other than certain activities related to operating or managing a lodging or health care facility, a taxable REIT subsidiary may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

Income Tests.  In order to maintain its qualification as a REIT, Vornado annually must satisfy two gross income requirements.

•                  First, Vornado must derive at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property, mortgages on real property or investments in REIT equity securities, including “rents from real property”, as defined in the Code, or from certain types of temporary investments.  Rents from real property generally include expenses of Vornado that are paid or reimbursed by tenants.

•                  Second, at least 95% of Vornado’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of sources.

Rents that Vornado receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions.

•                  First, the amount of rent must not be based in whole or in part on the income or profits of any person.  However, an amount received or accrued generally will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of receipts or sales.

•                  Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if Vornado owns more than a 10% interest in the subsidiary.  We refer to a tenant in which Vornado owns a 10% or greater interest as a “related party tenant.”

•                  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•                  Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom the REIT derives no revenue or through a taxable REIT subsidiary.  However, Vornado may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property.

Vornado does not derive material rents from related party tenants other than rents received with respect to its interest in Toys “R” Us, Inc.  Vornado believes that the rents received with respect to its interest in Toys “R” Us, Inc. have not and will not cause it to fail the gross income requirements for a REIT described above.  Vornado also does not and will not derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease.

Vornado directly performs services for some of its tenants.  Vornado does not believe that the provision of these services will cause its gross income attributable to these tenants to fail to be treated as rents from real property.  If Vornado were to provide services to a tenant that are other than those landlords usually or customarily provide when renting space for occupancy only, amounts received or accrued by Vornado for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests.  However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by Vornado during the taxable year with respect to the property.  If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by Vornado with respect to the property will not qualify as rents from real property, even if Vornado provides the impermissible services to some, but not all, of the tenants of the property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person.  However, an amount received or accrued generally will not be excluded from the term interest solely because it is based on a fixed percentage or percentages of receipts or sales.

From time to time, Vornado may enter into hedging transactions with respect to one or more of its assets or liabilities.  Vornado’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts.  Except to the extent provided by Treasury regulations, any income Vornado derives from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests, and therefore will be excluded for purposes of these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate.  Income from any hedging transaction is, however, nonqualifying for purposes of the 75% gross income test with respect to transactions entered into on or prior to June 30, 2008. The term “hedging transaction,” as used above, generally means any transaction

Vornado enters into in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by Vornado.  For transactions entered into after July 30, 2008, “hedging transaction” also includes any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain), including gain from the termination of such a transaction.  Vornado intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

As a general matter, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests, as follows.

“Real estate foreign exchange gain” will be excluded from gross income for purposes of both the 75% and 95% gross income test.  Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain qualified business units of a REIT.

“Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test.  Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations that would not fall within the scope of the definition of real estate foreign exchange gain.

If Vornado fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it satisfies the requirements of other provisions of the Code that allow relief from disqualification as a REIT.  These relief provisions will generally be available if:

•                  Vornado’s failure to meet the income tests was due to reasonable cause and not due to willful neglect; and

•                  Vornado files a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the IRS.

Vornado might not be entitled to the benefit of these relief provisions, however.  Even if these relief provisions apply, Vornado would have to pay a tax on the excess income.  The tax will be a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of Vornado’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of Vornado’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect Vornado’s profitability.

Asset Tests.  Vornado, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of its assets.

•                  First, at least 75% of the value of Vornado’s total assets must be represented by real estate assets, including (a) real estate assets held by Vornado’s qualified REIT subsidiaries, Vornado’s allocable share of real estate assets held by partnerships in which Vornado owns an interest and stock issued by another REIT, (b) for a period of one year from the date of Vornado’s receipt of proceeds of an offering of its shares of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

•                  Second, not more than 25% of Vornado’s total assets may be represented by securities other than those in the 75% asset class.

•                  Third, not more than 25% of Vornado’s total assets may constitute securities issued by taxable REIT subsidiaries (20% with respect to Vornado’s taxable years beginning prior to January 1, 2009) and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than equity securities issued by another REIT or securities issued by a taxable REIT subsidiary, owned by Vornado may not exceed 5% of the value of Vornado’s total assets.

•                  Fourth, Vornado may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, qualified REIT subsidiaries or taxable REIT subsidiaries, or certain securities that qualify under a safe harbor provision of the Code (such as so-called “straight-debt” securities).

Solely for the purposes of the 10% value test described above, the determination of Vornado’s interest in the assets of any partnership or limited liability company in which it owns an interest will be based on Vornado’s proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

If the IRS successfully challenges the partnership status of any of the partnerships in which Vornado maintains a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, Vornado could lose its REIT status.  In addition, in the case of such a successful challenge, Vornado could lose its REIT status if such recharacterization results in Vornado otherwise failing one of the asset tests described above.

Since March 2, 1995, Vornado has owned more than 10% of the voting securities of Alexander’s. Since April of 1997, Vornado’s ownership of Alexander’s has been through the Operating Partnership rather than direct. Vornado’s ownership interest in Alexander’s will not cause Vornado to fail to satisfy the asset tests for REIT status so long as Alexander’s qualified as a REIT for each of the taxable years beginning with its taxable year ended December 31, 1995 and continues to so qualify. In the opinion of Shearman & Sterling LLP, commencing with Alexander’s taxable year ended December 31, 1995, Alexander’s has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. In providing its opinion, Shearman & Sterling LLP is relying upon representations received from Alexander’s.

Since November 3, 2008, Vornado has owned more than 10% of the voting securities of Lexington Realty Trust.  Vornado’s ownership interest in Lexington Realty Trust will not cause Vornado to fail to satisfy the asset tests for REIT status so long as Lexington Realty Trust qualified as a REIT for each of the taxable years beginning with its taxable year ended December 31, 2008 and continues to so qualify. In the opinion of Paul Hastings LLP, commencing with Lexington Realty Trust’s taxable year ended December 31, 1993, Lexington Realty Trust has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. In providing its opinion, Paul Hastings LLP is relying upon representations received from Lexington Realty Trust.

Vornado has also owned and currently owns, through the Operating Partnership, more than 10% of the vote or value of certain other REIT Subsidiaries.  Vornado’s prior or current indirect ownership interest in such REIT Subsidiaries will not cause Vornado to fail to satisfy the asset tests for REIT status so long as each such REIT Subsidiary qualifies as a REIT for its first taxable year and each subsequent taxable year during the periods relevant to Vornado’s qualification as a REIT.  Vornado believes that each such REIT Subsidiary will qualify (or qualified, as the case may be) as a REIT with respect to such period.

Certain relief provisions may be available to Vornado if it fails to satisfy the asset tests described above after a 30-day cure period.  Under these provisions, Vornado will be deemed to have met the 5% and 10% REIT asset tests if the value of its nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of its assets at the end of the applicable quarter and (b) $10,000,000, and (ii) Vornado disposes of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued.  For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, Vornado may avoid disqualification as a REIT under any of the asset tests, after the 30 day cure period, by taking steps including (i) the disposition of the nonqualifying assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Annual Distribution Requirements.  Vornado, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to its shareholders in an amount at least equal to (1) the sum of (a) 90% of Vornado’s “real estate investment trust taxable income”, computed without regard to the dividends paid deduction and Vornado’s net capital gain, and (b) 90% of the net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

In addition, if Vornado acquired an asset from a C corporation in a carryover basis transaction and disposes of such asset within 10 years of acquiring it, Vornado may be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Vornado timely files its tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration.  However, for Federal income tax purposes, these distributions that are declared in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if they were paid on December 31 of the year declared.

To the extent that Vornado does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will have to pay tax on the undistributed amounts at regular ordinary and capital gain corporate tax rates.  Furthermore, if Vornado fails to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year, (b) 95% of its capital gain net income for that year and (c) any undistributed taxable income from prior periods, Vornado would have to pay a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

Vornado intends to satisfy the annual distribution requirements.

From time to time, Vornado may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when Vornado actually receives income and when it actually pays deductible expenses and (b) when Vornado includes the income and deducts the expenses in arriving at its taxable income.  If timing differences of this kind occur, in order to meet the 90% distribution requirement, Vornado may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, Vornado may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in Vornado’s deduction for dividends paid for the earlier year.  Thus, Vornado may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Vornado will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If Vornado would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, its qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and Vornado pays a penalty tax of $50,000 for the violation.  The immediately preceding sentence does not apply to violations of the income tests described above or a violation of the asset tests described above, each of which have specific relief provisions that are described above.

If Vornado fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Vornado will have to pay tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates.  Vornado will not be able to deduct distributions to shareholders in any year in which it fails to qualify, nor will Vornado be required to make distributions to shareholders.  In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to the shareholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code.  Unless entitled to relief under specific statutory provisions, Vornado will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.  Vornado might not be entitled to the statutory relief described above in all circumstances.

Excess Inclusion Income

If Vornado holds a residual interest in a REMIC or certain interests in a TMP from which Vornado derives “excess inclusion income,” Vornado may be required to allocate such income among its shareholders in proportion to the dividends received by its shareholders, even though Vornado may not receive such income in cash.  To the extent that excess inclusion income is allocable to a particular shareholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from Federal income tax, and (3) would result in the application of U.S. Federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders.

Taxation of Holders of Common Shares

U.S. Shareholders

As used in this section, the term “U.S. shareholder” means a holder of common shares who, for U.S. Federal income tax purposes, is:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. Federal income taxation regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

Taxation of Dividends.  As long as Vornado qualifies as a REIT, distributions made by Vornado out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to its taxable U.S. shareholders as ordinary income.  Noncorporate U.S. shareholders will generally not be entitled to the tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends Vornado received from a corporation in which it owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual shareholders), (b) that is equal to the sum of Vornado’s real estate investment trust taxable income (taking into account the dividends paid deduction available to Vornado) and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which Vornado must adopt the basis of the asset in the hands of the C corporation for Vornado’s previous taxable year and less any taxes paid by Vornado during its previous taxable year, or (c) that represents earnings and profits that were accumulated by Vornado in a prior non-REIT taxable year, in each case, provided that certain holding period and other requirements are satisfied at both the REIT and individual shareholder level.  Noncorporate U.S. shareholders should consult their own tax advisors to determine the impact of tax rates on dividends received from Vornado.  Distributions made by Vornado will not be eligible for the dividends received deduction in the case of U.S. shareholders that are corporations.  Distributions made by Vornado that Vornado properly designates as capital gain dividends will be taxable to U.S. shareholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. shareholder has held his common shares.  Thus, with certain limitations, capital gain dividends received by an individual U.S. shareholder may be eligible for preferential rates of taxation.  U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

To the extent that Vornado makes distributions, not designated as capital gain dividends, in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder.  Thus, these distributions will reduce the adjusted basis which the U.S. shareholder has in his shares for tax purposes by the amount of the distribution, but not below zero.  Distributions in excess of a U.S. shareholder’s adjusted basis in his shares will be taxable as capital gains, provided that the shares have been held as a capital asset.  For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for Federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred shares before being allocated to other distributions.

Dividends authorized by Vornado in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by Vornado and received by the shareholder on December 31 of that year, provided that Vornado actually pays the dividend on or before January 31 of the following calendar year.  Shareholders may not include in their own income tax returns any net operating losses or capital losses of Vornado.

Vornado recently made, and in the future may make, distributions to holders of its common shares that are paid in common shares.  These distributions are intended to be treated as dividends for U.S. Federal income tax purposes and a U.S. shareholder would, therefore, generally have taxable income with respect to such distributions of commons shares and may have a tax liability on account of such distribution in excess of the cash (if any) that is received.

U.S. shareholders holding shares at the close of Vornado’s taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of Vornado’s taxable year falls, the amount of Vornado’s undistributed net capital gain that Vornado designates in a written notice mailed to its shareholders.  Vornado may not designate amounts in excess of Vornado’s undistributed net capital gain for the taxable year.  Each U.S. shareholder required to include the designated amount in determining the shareholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by Vornado in respect of the undistributed net capital gains.  U.S. shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid.  U.S. shareholders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the shareholder in respect of these gains.

Distributions made by Vornado and gain arising from a U.S. shareholder’s sale or exchange of shares will not be treated as passive activity income.  As a result, U.S. shareholders generally will not be able to apply any passive losses against that income or gain.

Sale or Exchange of Shares.  When a U.S. shareholder sells or otherwise disposes of shares, the shareholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder’s adjusted basis in the shares for tax purposes.  This gain or loss will be capital gain or loss if the U.S. shareholder has held the shares as a capital asset.  The gain or loss will be long-term gain or loss if the U.S. shareholder has held the shares for more than one-year.  Long-term capital gain of an individual U.S. shareholder is generally taxed at preferential rates.  In general, any loss recognized by a U.S. shareholder when the shareholder sells or otherwise disposes of shares of Vornado that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the shareholder from Vornado which were required to be treated as long-term capital gains.

Backup Withholding.  Vornado will report to its U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any.  Under the backup withholding rules, backup withholding may apply to a shareholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.  The IRS may also impose penalties on a U.S. shareholder that does not provide Vornado with his correct taxpayer identification number.  A shareholder may credit any amount paid as backup withholding against the shareholder’s income tax liability.  In addition, Vornado may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to Vornado.

Taxation of Tax-Exempt Shareholders.  The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity.  Based on that ruling, provided that a tax-exempt shareholder is not one of the types of entity described below and has not held its shares as “debt financed property” within the meaning of the Code, and the shares are not otherwise used in a trade or business, the dividend income from shares will not be unrelated business taxable income to a tax-exempt shareholder.  Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt shareholder has held the shares as “debt financed property” within the meaning of the Code or has used the shares in a trade or business.

Notwithstanding the above paragraph, tax-exempt shareholders will be required to treat as unrelated business taxable income any dividends paid by Vornado that are allocable to Vornado’s “excess inclusion” income, if any.

Income from an investment in Vornado’s shares will constitute unrelated business taxable income for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its shares.  Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust which

•                  is described in Section 401(a) of the Code;

•                  is tax-exempt under Section 501(a) of the Code; and

•                  holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.”  A REIT is a “pension-held REIT” if:

•                  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•                  either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income.  A de minimis exception applies where this percentage is less than 5% for any year.  Vornado does not expect to be classified as a pension-held REIT.

The rules described above under the heading “U.S. Shareholders” concerning the inclusion of Vornado’s designated undistributed net capital gains in the income of its shareholders will apply to tax-exempt entities.  Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Non-U.S. Shareholders

The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to U.S. Federal income tax on a net income basis who own common shares, which we call “non-U.S. shareholders”, are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in common shares, including any reporting requirements.

Ordinary Dividends.  Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by Vornado of U.S. real property interests, as discussed below, and other than distributions designated by Vornado as capital gain dividends, will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of Vornado.  A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. shareholders, unless an applicable tax treaty reduces that tax.  However, if income from the investment in the shares is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. shareholder in the same manner as U.S. shareholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation.  Vornado expects to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. shareholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with Vornado or the appropriate withholding agent or (b) the non-U.S. shareholder files an IRS Form W-8 ECI or a successor form with Vornado or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business and in either case other applicable requirements were met.

Distributions to a non-U.S. shareholder that are designated by Vornado at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by Vornado of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

If a non-U.S. shareholder receives an allocation of “excess inclusion income” with respect to a REMIC residual interest or an interest in a TMP owned by Vornado, the non-U.S. shareholder will be subject to U.S. Federal income tax withholding at the maximum rate of 30% with respect to such allocation, without reduction pursuant to any otherwise applicable income tax treaty.

Return of Capital.  Distributions in excess of Vornado’s current and accumulated earnings and profits, which are not treated as attributable to the gain from Vornado’s disposition of a U.S. real property interest, will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the non-U.S. shareholder’s shares.  Distributions of this kind will instead reduce the adjusted basis of the shares.  To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder otherwise would have to pay tax on any gain from the sale or disposition of its shares, as described below.  If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends.  However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of current accumulated earnings and profits of Vornado.

Also, Vornado could potentially be required to withhold at least 10% of any distribution in excess of Vornado’s current and accumulated earnings and profits, even if the non-U.S. shareholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. shareholder would not be taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), upon a sale or exchange of common shares. See discussion below under “—Sales of Shares.”

Capital Gain Dividends.  Distributions that are attributable to gain from sales or exchanges by Vornado of U.S. real property interests that are paid with respect to any class of stock which is regularly traded on an established securities market located in the United States and held by a non-U.S. shareholder who does not own more than 5% of such class of stock at any time during the one year period ending on the date of distribution will be treated as a normal distribution by Vornado, and such distributions will be taxed as described above in “—Ordinary Dividends”.

Distributions that are not described in the preceding paragraph that are attributable to gain from sales or exchanges by Vornado of U.S. real property interests will be taxed to a non-U.S. shareholder under the provisions of FIRPTA.  Under this statute, these distributions are taxed to a non-U.S. shareholder as if the gain were effectively connected with a U.S. business.  Thus, non-U.S. shareholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. shareholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals.  Vornado is required by applicable Treasury regulations under this statute to withhold 35% of any distribution that Vornado could designate as a capital gain dividend.  However, if Vornado designates as a capital gain dividend a distribution made before the day Vornado actually effects the designation, then although the distribution may be taxable to a non-U.S. shareholder, withholding does not apply to the distribution under this statute.  Rather, Vornado must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend.  The non-U.S. shareholder may credit the amount withheld against its U.S. tax liability.

Share Distributions. Vornado has made, and in the future may make, distributions to holders of its common shares that are paid in common shares. These distributions are intended to be treated as dividends for U.S. Federal income tax purposes and, accordingly, would be treated in a manner consistent with the discussion above under “Ordinary Dividends” and “Capital Gains Dividends.” If Vornado is required to withhold an amount in excess of any cash distributed along with the common shares, Vornado will retain and sell some of the common shares that would otherwise be distributed in order to satisfy Vornado’s withholding obligations.

Sales of Shares.  Gain recognized by a non-U.S. shareholder upon a sale or exchange of common shares generally will not be taxed under FIRPTA if Vornado is a “domestically controlled REIT”, defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period.  Vornado believes that it is a domestically controlled REIT, and, therefore, assuming that Vornado continues to be a domestically controlled REIT, that taxation under this statute generally will not apply to the sale of Vornado shares.  However, gain to which this statute does not apply will be taxable to a non-U.S. shareholder if investment in the shares is treated as effectively connected with the non-U.S. shareholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis.  In this case, the same treatment will apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain.  In addition, gain to which FIRPTA does not apply will be taxable to a non-U.S. shareholder if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable.  In this case, a 30% tax will apply to the nonresident alien individual’s capital gains.  A similar rule will apply to capital gain dividends to which this statute does not apply.

If Vornado does not qualify as a domestically controlled REIT, the tax consequences to a non-U.S. shareholder of a sale of shares depends upon whether such stock is regularly traded on an established securities market and the amount of such stock that is held by the non-U.S. shareholder.  Specifically, a non-U.S. shareholder that holds a class of shares that is traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if the shareholder owned more than 5% of the shares of such class at any time during a specified period.  This period is generally the shorter of the period that the non-U.S. shareholder owned such shares or the five-year period ending on the date when the shareholder disposed of the stock.  A non-U.S. shareholder that holds a class of Vornado’s shares that is not traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if on the date the stock was acquired by the shareholder it had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of Vornado’s outstanding shares with the lowest fair market value.  If a non-U.S. shareholder holds a class of Vornado’s shares that is not regularly traded on an established securities market, and subsequently acquires additional interests of the same class, then all such interests must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence.  If tax under FIRPTA applies to the gain on the sale of shares, the same treatment would apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances).  A holder’s net investment income will generally include its dividend income and its net gains from the disposition of shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).  If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in Vornado’s shares.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

A 30% withholding tax will be imposed on certain payments to you or certain foreign financial institutions, investment funds and other non-US persons receiving payments on your behalf if you or such institutions fail to comply with information reporting requirements (“FATCA Withholding”).  Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Dividend payments you receive after June 30, 2014 could be subject to this withholding if you are subject to the information reporting requirements and fail to comply with them or if you hold common shares through another person (e.g., a foreign bank or broker) that is subject to withholding because it fails to comply with these requirements (even if you would not otherwise have been subject to withholding).  However, FATCA Withholding will not apply to payments of gross proceeds from a sale or other disposition of common shares before January 1, 2017.

Federal Estate Taxes

Common shares held by a non-U.S. shareholder at the time of death will be included in the shareholder’s gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a non-U.S. shareholder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. However, you are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

•                  dividend payments and

•                  the payment of the proceeds from the sale of common shares effected at a United States office of a broker,

as long as the income associated with these payments is otherwise exempt from U.S. Federal income tax, and:

•                  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•                  a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•                  other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•                  you otherwise establish an exemption.

Payment of the proceeds from the sale of shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding.  However, a sale of shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•                  the proceeds are transferred to an account maintained by you in the United States,

•                  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•                  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common shares will be subject to information reporting if it is effected at a foreign office of a broker that is:

•                  a United States person,

•                  a controlled foreign corporation for United States tax purposes,

•                  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•                  a foreign partnership, if at any time during its tax year:

•                  one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•                  such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.  Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Other Tax Consequences

State or local taxation may apply to Vornado and its shareholders in various state or local jurisdictions, including those in which it or they transact business or reside.  The state and local tax treatment of Vornado and its shareholders may not conform to the Federal income tax consequences discussed above.  Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Vornado.

PLAN OF DISTRIBUTION

This prospectus covers up to 282,741 of our common shares that we may offer, sell and issue from time to time in connection with acquisitions of assets, businesses or securities of other companies that own or are comprised of primarily real estate and real estate related assets.  In addition to the common shares offered by this prospectus, consideration for these acquisitions may consist of any other consideration permitted by law, including without limitation stock options, cash, assets, notes or other evidences of debt, securities that may be convertible into common shares covered by this prospectus, assumption of liabilities of the businesses, assets or securities being acquired, or a combination of these types of consideration.  In addition, we may lease property from, and enter into management agreements and consulting and noncompetition agreements with, the former owners and key executive personnel of the businesses to be acquired.

We expect that the amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or the persons who control the businesses, assets or securities to be acquired after taking into account the current and anticipated future value of such businesses, assets, securities or property, and its proprietary assets, earning power, cash flow and growth potential, along with all other relevant factors.  We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries, or other forms of business combinations.  We expect that the common shares to be issued to the owners of the businesses, assets or securities to be acquired will normally be valued at a price reasonably related to the market price of such common shares when the terms of the acquisition are agreed to, when the acquisition is completed, when we issue the common shares or during some other negotiated period.

This prospectus may be supplemented to furnish the information necessary for a particular negotiated transaction and the registration statement of which this prospectus is a part will be amended or supplemented, where appropriate, to supply information concerning an acquisition.

We will pay all expenses of this registration and any offerings of common shares under this prospectus, other than the expenses of selling shareholders.  We do not expect to pay underwriting discounts or commissions in connection with the offer and sale of common shares under this prospectus, although we may pay brokers’ commissions or finders’ fees from time to time in connection with certain acquisitions.  Any person receiving brokers’ commissions or finders’ fees may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of common shares purchased by them may be considered underwriting commissions or discounts under the Securities Act.

In an effort to maintain an orderly market in our common shares or for other reasons, we may negotiate agreements with persons receiving common shares covered by this prospectus that will limit the number of common shares that they may sell at specified intervals.  These agreements may be more or less restrictive than restrictions on sales made under the exemption from registration requirements of the Securities Act, including the requirements under Rule 144 or Rule 145(d), and the persons party to these agreements may not otherwise be subject to the Securities Act requirements.  We may also determine to waive any such agreements without public notice.

VALIDITY OF COMMON SHARES

The validity of the common shares issued under this prospectus will be passed upon for Vornado Realty Trust by Venable LLP, Baltimore, Maryland, Maryland counsel to Vornado Realty Trust.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from Vornado Realty Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 26, 2013, and the effectiveness of Vornado Realty Trust’s internal control over financial reporting, respectively, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information of Vornado Realty Trust as of and for the periods ended March 31, 2013 and 2012 and June 30, 2013 and 2012, which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Vornado Realty Trust’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2013 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information.  Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied.  Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Trustees and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action.  Vornado Realty Trust’s Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland Law.

The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors, officers, employees and agents of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Vornado Realty Trust’s Declaration of Trust authorizes it, to the extent provided in the Bylaws, to indemnify, and to pay or reimburse reasonable expenses to, as such expenses are incurred by, each trustee, officer, employee or agent (including any person who, while a trustee of Vornado Realty Trust, is or was serving at the request of Vornado Realty Trust as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan) from all claims and liabilities to which such person may become subject by reason of his being or having been a trustee, officer, employee or agent.

Vornado Realty Trust’s Bylaws require it to indemnify (a) any trustee, officer or shareholder or any former trustee, officer or shareholder (including and without limitation, any individual who, while a trustee, officer or shareholder and at the request of Vornado Realty Trust, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding and (b) any present or former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the cause of action giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) each shareholder or former shareholder against any claim or liability to which he may become subject by reason of such status.  In addition, Vornado Realty Trust’s Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder made a party to a proceeding by reason of such status upon Vornado Realty Trust’s receipt of (i) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by Vornado Realty Trust and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by Vornado Realty Trust if it shall ultimately be determined that the applicable standard of conduct was not met. Vornado Realty Trust’s Bylaws also (i) permit Vornado Realty Trust to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served a predecessor of Vornado Realty Trust in such capacity and to any employee or agent of Vornado Realty Trust or a predecessor of Vornado Realty Trust, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law (the “MGCL”) for directors of Maryland corporations and (iii) permit Vornado Realty Trust to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, trustees or controlling persons of the registrants pursuant to the foregoing provisions or otherwise, Vornado Realty Trust has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and, therefore, unenforceable.  In addition, indemnification may be limited by state securities laws.  Vornado Realty Trust has purchased liability insurance for the purpose of providing a source of funds to pay the indemnification described above.

Item 21.  Exhibits.

See the Exhibit Index which is incorporated herein by reference.

Item 22.  Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein by such registrant, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)         The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)           The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 23rd day of October, 2013.

VORNADO REALTY TRUST,
a Maryland real estate investment trust

By:	/s/ Stephen W. Theriot
Stephen W. Theriot
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Steven Roth and Stephen W. Theriot, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, to any related Rule 462(b) registration statement and all amendments, including post-effective amendments, thereto, and to file the same, with all exhibits to the registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, grants to the attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and ratifies and confirms all that the attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated:

By:	/s/ Steven Roth	Chairman of the Board of Trustees and Chief Executive Officer (Principal Executive Officer)	October 23, 2013
(Steven Roth)

By:	/s/ Stephen W. Theriot	Chief Financial Officer (Principal Financial and Accounting Officer)	October 23, 2013
(Stephen W. Theriot)

By:	/s/ Candace K. Beinecke	Trustee	October 23, 2013
(Candace K. Beinecke)

By:	/s/ Michael D. Fascitelli	Trustee	October 23, 2013
(Michael D. Fascitelli)

By:	/s/ Robert P. Kogod	Trustee	October 23, 2013
(Robert P. Kogod)

By:	/s/ Michael Lynne	Trustee	October 23, 2013
(Michael Lynne)

By:	/s/ David Mandelbaum	Trustee	October 23, 2013
(David Mandelbaum)

By:	/s/ Ronald G. Targan	Trustee	October 23, 2013
(Ronald G. Targan)

By:	/s/ Daniel R. Tisch	Trustee	October 23, 2013
(Daniel R. Tisch)

By:	/s/ Richard R. West	Trustee	October 23, 2013
(Richard R. West)

By:	/s/ Russell B. Wight, Jr.	Trustee	October 23, 2013
(Russell B. Wight, Jr.)

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT

3.1

Articles of Restatement of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on July 30, 2007 — Incorporated by reference to Exhibit 3.75 to Vornado Realty Trust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 001-11954), filed on July 31, 2007.

3.2

Amended and Restated Bylaws of Vornado Realty Trust, as amended on March 2, 2000 — Incorporated by reference to Exhibit 3.12 to Vornado Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 001-11954), filed on March 9, 2000.

3.3

Articles Supplementary, 6.875% Series J Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share, no par value - Incorporated by reference to Exhibit 3.2 of Vornado Realty Trust’s Registration Statement on Form 8-A (File No. 001-11954), filed on April 20, 2011.

3.4

Articles Supplementary, 5.40% Series L Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share, no par value — Incorporated by reference to Exhibit 3.6 to Vornado Realty Trust’s Registration Statement on Form 8-A (File No. 001-11954), filed on January 25, 2013.

3.5

Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of October 20, 1997 (the “Partnership Agreement”) — Incorporated by reference to Exhibit 3.26 to Vornado Realty Trust’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2003 (File No. 001-11954), filed on May 8, 2003.

3.6

Amendment to the Partnership Agreement, dated as of December 16, 1997 —Incorporated by reference to Exhibit 3.27 to Vornado Realty Trust’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2003 (File No. 001-11954), filed on May 8, 2003.

3.7

Second Amendment to the Partnership Agreement, dated as of April 1, 1998 — Incorporated by reference to Exhibit 3.5 to Vornado Realty Trust’s Registration Statement on Form S-3 (File No. 333-50095), filed on April 14, 1998.

3.8

Third Amendment to the Partnership Agreement, dated as of November 12, 1998 — Incorporated by reference to Exhibit 3.2 to Vornado Realty Trust’s Current Report on Form 8-K, dated November 12, 1998 (File No. 001-11954), filed on November 30, 1998.

3.9

Fourth Amendment to the Partnership Agreement, dated as of November 30, 1998 — Incorporated by reference to Exhibit 3.1 to Vornado Realty Trust’s Current Report on Form 8-K, dated December 1, 1998 (File No. 001-11954), filed on February 9, 1999.

3.10

Fifth Amendment to the Partnership Agreement, dated as of March 3, 1999 — Incorporated by reference to Exhibit 3.1 to Vornado Realty Trust’s Current Report on Form 8-K, dated March 3, 1999 (File No. 001-11954), filed on March 17, 1999.

3.11

Sixth Amendment to the Partnership Agreement, dated as of March 17, 1999 — Incorporated by reference to Exhibit 3.2 to Vornado Realty Trust’s Current Report on Form 8-K, dated May 27, 1999 (File No. 001-11954), filed on July 7, 1999.

3.12

Seventh Amendment to the Partnership Agreement, dated as of May 20, 1999 — Incorporated by reference to Exhibit 3.3 to Vornado Realty Trust’s Current Report on Form 8-K, dated May 27, 1999 (File No. 001-11954), filed on July 7, 1999.

EXHIBIT NO.	EXHIBIT

3.13

Eighth Amendment to the Partnership Agreement, dated as of May 27, 1999 — Incorporated by reference to Exhibit 3.4 to Vornado Realty Trust’s Current Report on Form 8-K, dated May 27, 1999 (File No. 001-11954), filed on July 7, 1999.

3.14

Ninth Amendment to the Partnership Agreement, dated as of September 3, 1999 — Incorporated by reference to Exhibit 3.3 to Vornado Realty Trust’s Current Report on Form 8-K (File No. 001-11954), filed on October 25, 1999.

3.15

Tenth Amendment to the Partnership Agreement, dated as of September 3, 1999 — Incorporated by reference to Exhibit 3.4 to Vornado Realty Trust’s Current Report on Form 8-K, dated September 3, 1999 (File No. 001-11954), filed on October 25, 1999.

3.16

Eleventh Amendment to the Partnership Agreement, dated as of November 24, 1999 — Incorporated by reference to Exhibit 3.2 to Vornado Realty Trust’s Current Report on Form 8-K, dated November 24, 1999 (File No. 001-11954), filed on December 23, 1999.

3.17

Twelfth Amendment to the Partnership Agreement, dated as of May 1, 2000 — Incorporated by reference to Exhibit 3.2 to Vornado Realty Trust’s Current Report on Form 8-K, dated May 1, 2000 (File No. 001-11954), filed on May 19, 2000.

3.18

Thirteenth Amendment to the Partnership Agreement, dated as of May 25, 2000 — Incorporated by reference to Exhibit 3.2 to Vornado Realty Trust’s Current Report on Form 8-K, dated May 25, 2000 (File No. 001-11954), filed on June 16, 2000.

3.19

Fourteenth Amendment to the Partnership Agreement, dated as of December 8, 2000 — Incorporated by reference to Exhibit 3.2 to Vornado Realty Trust’s Current Report on Form 8-K, dated December 8, 2000 (File No. 001-11954), filed on December 28, 2000.

3.20

Fifteenth Amendment to the Partnership Agreement, dated as of December 15, 2000 — Incorporated by reference to Exhibit 4.35 to Vornado Realty Trust’s Registration Statement on Form S-8 (File No. 333-68462), filed on August 27, 2001.

3.21

Sixteenth Amendment to the Partnership Agreement, dated as of July 25, 2001 — Incorporated by reference to Exhibit 3.3 to Vornado Realty Trust’s Current Report on Form 8-K (File No. 001-11954), filed on October 12, 2001.

3.22

Seventeenth Amendment to the Partnership Agreement, dated as of September 21, 2001 — Incorporated by reference to Exhibit 3.4 to Vornado Realty Trust’s Current Report on Form 8-K (File No. 001-11954), filed on October 12, 2001.

3.23

Eighteenth Amendment to the Partnership Agreement, dated as of January 1, 2002 — Incorporated by reference to Exhibit 3.1 to Vornado Realty Trust’s Current Report on Form 8-K/A (File No. 001-11954), filed on March 18, 2002.

3.24

Nineteenth Amendment to the Partnership Agreement, dated as of July 1, 2002 — Incorporated by reference to Exhibit 3.47 to Vornado Realty Trust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 001-11954), filed on August 7, 2002.

3.25

Twentieth Amendment to the Partnership Agreement, dated as of April 9, 2003 — Incorporated by reference to Exhibit 3.46 to Vornado Realty Trust’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (File No. 001-1954), filed on May 8, 2003.

EXHIBIT NO.	EXHIBIT

3.26

Twenty-First Amendment to the Partnership Agreement, dated July 31, 2003 — Incorporated by reference to Exhibit 3.47 to Vornado Realty Trust’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (File No. 001-11954), filed on November 7, 2003.

3.27

Twenty-Second Amendment to the Partnership Agreement, dated as of November 17, 2003 — Incorporated by reference to Exhibit 3.49 of Vornado Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-11954), filed on March 3, 2004.

3.28

Twenty-Third Amendment to the Partnership Agreement, dated as of May 27, 2004 — Incorporated by reference to Exhibit 99.2 to Vornado Realty Trust’s Current Report on Form 8-K (File No. 001-11954), filed on June 14, 2004.

3.29

Twenty-Fourth Amendment to the Partnership Agreement, dated as of August 17, 2004 — Incorporated by reference to Exhibit 3.57 to Vornado Realty Trust and Vornado Realty L.P.’s Registration Statement on Form S-3 (File No. 333-122306), filed on January 26, 2005.

3.30

Twenty-Fifth Amendment to the Partnership Agreement, dated as of November 17, 2004 — Incorporated by reference to Exhibit 3.58 to Vornado Realty Trust and Vornado Realty L.P.’s Registration Statement on Form S-3 (File No. 333-122306), filed on January 26, 2005.

3.31

Twenty-Sixth Amendment to the Partnership Agreement, dated as of December 17, 2004 — Incorporated by reference to Exhibit 3.1 to Vornado Realty L.P.’s Current Report on Form 8-K (File No. 000-22685), filed on December 21, 2004.

3.32

Twenty-Seventh Amendment to the Partnership Agreement, dated as of December 20, 2004 — Incorporated by reference to Exhibit 3.2 to Vornado Realty L.P.’s Current Report on Form 8-K (File No. 000-22685), filed on December 21, 2004.

3.33

Twenty-Eighth Amendment to the Partnership Agreement, dated as of December 30, 2004 — Incorporated by reference to Exhibit 3.1 to Vornado Realty L.P.’s Current Report on Form 8-K (File No. 000-22685), filed on January 4, 2005.

3.34

Twenty-Ninth Amendment to the Partnership Agreement, dated June 17, 2005 — Incorporated by reference to Exhibit 3.1 to Vornado Realty L.P.’s Current Report on Form 8-K (File No. 000-22685), filed on June 21, 2005.

3.35

Thirtieth Amendment to the Partnership Agreement, dated August 31, 2005 — Incorporated by reference to Exhibit 3.1 to Vornado Realty L.P.’s Current Report on Form 8-K (File No. 000-22685), filed on September 1, 2005.

3.36

Thirty-First Amendment to the Partnership Agreement, dated September 9, 2005 — Incorporated by reference to Exhibit 3.1 to Vornado Realty L.P.’s Current Report on Form 8-K (File No. 000-22685), filed on September 14, 2005.

3.37

Thirty-Second Amendment to the Partnership Agreement, dated December 19, 2005 — Incorporated by reference to Exhibit 3.59 to Vornado Realty L.P.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (File No. 000-22685), filed on May 8, 2006.

3.38

Thirty-Third Amendment to the Partnership Agreement, dated as of April 25, 2006 — Incorporated by reference to Exhibit 10.2 to Vornado Realty Trust’s Form 8-K (File No. 001-11954), filed on May 1, 2006.

EXHIBIT NO.	EXHIBIT

3.39

Thirty-Fourth Amendment to the Partnership Agreement, dated as of May 2, 2006 — Incorporated by reference to Exhibit 3.1 to Vornado Realty L.P.’s Current Report on Form 8-K (File No. 000-22685), filed on May 3, 2006.

3.40

Thirty-Fifth Amendment to the Partnership Agreement, dated as of August 17, 2006 — Incorporated by reference to Exhibit 3.1 to Vornado Realty L.P.’s Current Report on Form 8-K (File No. 000-22685), filed on August 23, 2006.

3.41

Thirty-Sixth Amendment to the Partnership Agreement, dated as of October 2, 2006 — Incorporated by reference to Exhibit 3.1 to Vornado Realty L.P.’s Current Report on Form 8-K (File No. 000-22685), filed on January 22, 2007.

3.42

Thirty-Seventh Amendment to the Partnership Agreement, dated as of June 28, 2007 — Incorporated by reference to Exhibit 3.1 to Vornado Realty L.P.’s Current Report on Form 8-K (File No. 000-22685), filed on June 29, 2007.

3.43

Thirty-Eighth Amendment to the Partnership Agreement, dated as of June 28, 2007 — Incorporated by reference to Exhibit 3.2 to Vornado Realty L.P.’s Current Report on Form 8-K (File No. 000-22685), filed on June 29, 2007.

3.44

Thirty-Ninth Amendment to the Partnership Agreement, dated as of June 28, 2007 — Incorporated by reference to Exhibit 3.3 to Vornado Realty L.P.’s Current Report on Form 8-K (File No. 000-22685), filed on June 29, 2007.

3.45

Fortieth Amendment to the Partnership Agreement, dated as of June 28, 2007 — Incorporated by reference to Exhibit 3.4 to Vornado Realty L.P.’s Current Report on Form 8-K (File No. 000-22685), filed on June 29, 2007.

3.46

Forty-First Amendment to the Partnership Agreement, dated as of March 31, 2008 — Incorporated by reference to Exhibit 3.44 to Vornado Realty Trust’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (File No. 001-11954), filed on May 6, 2008.

3.47

Forty-Second Amendment to the Partnership Agreement, dated as of December 17, 2010 — Incorporated by reference to Exhibit 99.1 to Vornado Realty L.P.’s Current Report on Form 8-K (File No. 001-34482), filed on December 21, 2010.

3.48

Forty-Third Amendment to the Partnership Agreement, dated as of April 20, 2011 — Incorporated by reference to Exhibit 3.1 to Vornado Realty L.P.’s Current Report on Form 8-K (File No. 001-34482), filed on April 21, 2011.

3.49

Forty-Fourth Amendment to the Partnership Agreement, dated as of July 18, 2012 — Incorporated by reference to Exhibit 99.1 to Vornado Realty L.P.’s Current Report on Form 8-K (File No. 001-34482), filed on July 18, 2012.

3.50

Forty-Fifth Amendment to the Partnership Agreement, dated as of January 25, 2013 — Incorporated by reference to Exhibit 3.1 to Vornado Realty L.P.’s Current Report on Form 8-K (File No. 001-34482), filed on January 25, 2013

4.1

Specimen certificate representing Vornado Realty Trust’s Common Shares of Beneficial Interest, par value $.04 per share — Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Vornado Realty Trust’s Registration Statement on Form S-3 (File No. 33-62395), filed on October 26, 1995.

5.1*	Opinion of Venable LLP.

8.1*	Tax opinion of Sullivan & Cromwell LLP.

8.2*	Tax opinion of Shearman & Sterling LLP.

EXHIBIT NO.	EXHIBIT

8.3*	Tax opinion of Paul Hastings LLP.

15.1*	Awareness Letter of Deloitte & Touche LLP

23.1*	Consent of Deloitte & Touche LLP.

23.2	Consent of Venable LLP (included in its opinion filed as Exhibit 5.1).

23.3	Consent of Sullivan & Cromwell LLP (included in its opinion filed as Exhibit 8.1).

23.4	Consent of Shearman & Sterling LLP (included in its opinion filed as Exhibit 8.2).

23.5	Consent of Paul Hastings LLP (included in its opinion filed as Exhibit 8.3).

24	Powers of Attorney (included on signature page to this registration statement).

* Filed herewith.